Nelnet Reports First Quarter 2023 Results
LINCOLN, Neb., May 8, 2023 - Nelnet (NYSE: NNI) today reported GAAP net income of $26.5 million, or $0.71 per share, for the first quarter of 2023, compared with GAAP net income of $186.6 million, or $4.91 per share, for the same period a year ago.
Net income, excluding derivative market value adjustments1, was $54.9 million, or $1.47 per share, for the first quarter of 2023, compared with $75.9 million, or $1.99 per share, for the same period in 2022.
“The results of the first quarter positions Nelnet for a bright future,” said Jeff Noordhoek, chief executive officer of Nelnet. “We believe Nelnet has the financial strength and liquidity to continue investing in our core businesses and asset strategy, allowing us to benefit from turbulence in the market as well as successfully navigate a variety of economic conditions that might lay ahead. In addition, after the quarter, we were excited to be awarded a new, long-term federal student loan servicing contract that will continue our partnership with the Department of Education. With the foundation of the company rooted in our purpose to serve others, beginning with our dedication to helping federal student loan borrowers, we are grateful for the opportunity to continue this important work more than 40 years later.”
Nelnet operates four primary business segments, earning interest income on loans in its Asset Generation and Management (AGM) and Nelnet Bank segments, and fee-based revenue in its Loan Servicing and Systems and Education Technology, Services, and Payment Processing segments. Other business activities and operating segments that are not reportable are combined and included in corporate activities. Corporate activities also includes income earned on the majority of the company's investments.
Asset Generation and Management
The AGM operating segment reported net interest income of $45.5 million during the first quarter of 2023, compared with $72.6 million for the same period a year ago. The company maintains an overall risk management strategy that incorporates the use of derivative instruments to reduce the economic effect of interest rate volatility. The company recognized income from derivative settlements of $23.3 million during the first quarter of 2023, compared with an expense of $2.8 million for the same period in 2022. Derivative settlements for each applicable period should be evaluated with the company's net interest income. Net interest income net of derivative settlements was $68.8 million in the first quarter of 2023, compared with $69.8 million for the same period in 2022. The decrease in 2023 was due to the expected runoff of the loan portfolio and was partially offset by an increase in core loan spread. The average balance of loans outstanding decreased from $17.2 billion for the first quarter of 2022 to $14.0 billion for the same period in 2023.
Core loan spread2, which includes the impact of derivative settlements, increased to 1.57% for the quarter ended March 31, 2023, compared with 1.45% for the same period in 2022. In an increasing interest rate environment, student loan spread increases in the short term because of the timing of interest rate resets on the company's assets occurring daily in contrast to the timing of the interest rate resets on the company's debt that occurs either monthly or quarterly.
AGM recognized a net loss after tax of $0.2 million for the three months ended March 31, 2023, compared with net income after tax of $162.2 million for the same period in 2022.
AGM recognized a provision for loan losses in the first quarter of 2023 of $31.9 million ($24.2 million after tax), compared with a negative provision of $0.9 million ($0.7 million after tax) in the first quarter of 2022. Provision for loan losses in the first quarter of 2023 was impacted by management's expectations of deteriorating economic conditions and loans acquired during the quarter. In addition, in the first quarter of 2023, AGM recognized $37.4 million ($28.4 million after tax) in expense related to changes in the fair value of derivative instruments that do not qualify for hedge accounting, compared with income of $145.7 million ($110.7 million after tax) for the same period in 2022.
On March 15, 2023, to minimize the company's exposure to market volatility, the company terminated its portfolio of derivatives used to hedge loans earning fixed rate floor income for total proceeds of $183.2 million, which included $19.1 million related to current period settlements. This will significantly reduce the income statement impact related to derivative settlements and the changes in fair value of derivative instruments in future periods.
1 Net income, excluding derivative market value adjustments, is a non-GAAP measure. See "Non-GAAP Performance Measures" at the end of this press release and the "Non-GAAP Disclosures" section below for explanatory information and reconciliations of GAAP to non-GAAP financial information.

2 Core loan spread and the related net interest income net of derivative settlements are non-GAAP measures. See "Non-GAAP Performance Measures" at the end of this press release and the "Non-GAAP Disclosures" section below for explanatory information and reconciliations of GAAP to non-GAAP financial information.

Subsequent to the end of the first quarter, in April 2023, the company redeemed certain asset-backed securities (debt) funding Federal Family Education Loan (FFEL) Program loans prior to their legal maturities. The remaining unamortized debt discount associated with these bonds at the time of redemption was written-off, resulting in a $25.9 million ($19.7 million or $0.53 per share after tax) non-cash expense recognized by the company in April 2023.
Nelnet Bank
As of March 31, 2023, Nelnet Bank had a $439.0 million loan portfolio and total deposits, including intercompany deposits, of $869.8 million. Nelnet Bank recognized a net loss after tax for the quarter ended March 31, 2023 of $0.1 million, compared with net income after tax of $0.7 million for the same period in 2022.
Loan Servicing and Systems
Revenue from the Loan Servicing and Systems segment was $139.2 million for the first quarter of 2023, compared with $136.4 million for the same period in 2022.
As of March 31, 2023, the company was servicing $578.6 billion in government-owned, FFEL Program, private education, and consumer loans for 17.3 million borrowers, compared with $556.7 billion in servicing volume for 16.8 million borrowers as of March 31, 2022.
The Loan Servicing and Systems segment reported net income after tax of $19.2 million for the three months ended March 31, 2023, compared with $9.2 million for the same period in 2022. Operating margin improved in 2023 compared with 2022 due to a decrease in operating expenses, primarily salaries and benefits. In January 2023, the company announced a reduction in staff to manage excess staff capacity due to delays in the government's return to repayment program under the CARES Act.
On April 24, 2023, the company received a contract award from the Department of Education (Department) to provide continued servicing capabilities for the Department. The Unified Servicing and Data Solution (USDS) contract will replace the existing legacy Department student loan servicing contracts that were scheduled to expire in December 2023. According to the Department, the legacy servicer contracts will be extended through December 2024 to help facilitate a smooth transition for borrowers. The USDS contract has a five-year base period, with five years of possible extensions.
Education Technology, Services, and Payment Processing
For the first quarter of 2023, revenue from the Education Technology, Services, and Payment Processing operating segment was $133.6 million, an increase from $112.3 million for the same period in 2022. Revenue less direct costs to provide services for the first quarter of 2023 was $85.9 million, compared with $76.7 million for the same period in 2022.
Net income after tax for the Education Technology, Services, and Payment Processing segment was $28.7 million for the three months ended March 31, 2023, compared with $25.2 million for the same period in 2022. Included in net income for the three months ended March 31, 2023 and 2022 was $6.0 million ($4.6 million after tax) and $0.3 million ($0.2 million after tax) of interest income, respectively. The increase in interest income was due to an increase in interest rates in 2023 compared with 2022.
This segment is subject to seasonal fluctuations. Based on the timing of when revenue is recognized and when expenses are incurred, revenue and operating margin are higher in the first quarter compared with the remainder of the year.
Corporate Activities
During the first quarter of 2023, the company recognized a loss of $20.2 million ($15.4 million after tax) on its 45 percent voting membership interests in ALLO Holdings LLC, a holding company for ALLO Communications LLC (ALLO), compared with a loss of $13.1 million ($10.0 million after tax) for the same period in 2022.
In addition, the company recognized net investment losses of $3.3 million ($2.5 million after tax) for the three months ended March 31, 2023 compared with net investment income and gains of $8.5 million ($6.5 million after tax) for the same period in 2022.
Board of Directors Declares Second Quarter Dividend
The Nelnet Board of Directors declared a second quarter cash dividend on the company's outstanding shares of Class A common stock and Class B common stock of $0.26 per share. The dividend will be paid on June 15, 2023, to shareholders of record at the close of business on June 1, 2023.

Forward-Looking and Cautionary Statements
This press release contains forward-looking statements within the meaning of federal securities laws. The words “anticipate,” “assume," "believe,” “continue,” “could,” "ensure," “estimate,” “expect,” “forecast,” “future,” “intend,” “may,” “plan,” “potential,” “predict,” "scheduled," “should,” “will,” “would,” and similar expressions, as well as statements in future tense, are intended to identify forward-looking statements. These statements are based on management's current expectations as of the date of this release and are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause the actual results and performance to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to: risks related to the ability to successfully maintain and increase allocated volumes of student loans serviced by the company under existing and future servicing contracts with the Department and risks related to the company's ability to comply with agreements with third-party customers for the servicing of Federal Direct Loan Program, FFEL Program, private education, and consumer loans; loan portfolio risks such as interest rate basis and repricing risk, the risk of loss of floor income on certain student loans originated under the FFEL Program, risks related to the use of derivatives to manage exposure to interest rate fluctuations, uncertainties regarding the expected benefits from purchased securitized and unsecuritized FFEL Program, private education, consumer, and other loans, or investment interests therein, and initiatives to purchase additional FFEL Program, private education, consumer, and other loans, and risks from changes in levels of loan prepayment or default rates; financing and liquidity risks, including risks of changes in the interest rate environment; risks from changes in the terms of education loans and in the educational credit and services markets resulting from changes in applicable laws, regulations, and government programs and budgets; risks related to a breach of or failure in the company's operational or information systems or infrastructure, or those of third-party vendors, including disclosure of confidential or personal information and/or damage to reputation resulting from cyber-breaches; uncertainties inherent in forecasting future cash flows from student loan assets and related asset-backed securitizations; risks and uncertainties of the expected benefits from the November 2020 launch of Nelnet Bank operations, including the ability to successfully conduct banking operations and achieve expected market penetration; risks related to the expected benefits to the company from its continuing investment in ALLO, and risks related to investments in solar projects, including risks of not being able to realize tax credits which remain subject to recapture by taxing authorities; risks and uncertainties related to other initiatives to pursue additional strategic investments (and anticipated income therefrom), acquisitions, and other activities, including activities that are intended to diversify the company both within and outside of its historical core education-related businesses; risks and uncertainties associated with climate change; risks from changes in economic conditions and consumer behavior; our ability to adapt to technological change; risks related to the exclusive forum provisions in our articles of incorporation; risks related to our executive chairman's ability to control matters related to the company through voting rights; risks related to related party transactions; concerns about the downgrade of the U.S. credit rating; risks related to natural disasters, terrorist activities, or international hostilities; and risks and uncertainties associated with litigation matters and with maintaining compliance with the extensive regulatory requirements applicable to the company's businesses.
For more information, see the "Risk Factors" sections and other cautionary discussions of risks and uncertainties included in documents filed or furnished by the company with the Securities and Exchange Commission. All forward-looking statements in this release are as of the date of this release. Although the company may voluntarily update or revise its forward-looking statements from time to time to reflect actual results or changes in the company's expectations, the company disclaims any commitment to do so except as required by law.
Non-GAAP Performance Measures
The company prepares its financial statements and presents its financial results in accordance with U.S. GAAP. However, it also provides additional non-GAAP financial information related to specific items management believes to be important in the evaluation of its operating results and performance. Reconciliations of GAAP to non-GAAP financial information, and a discussion of why the company believes providing this additional information is useful to investors, is provided in the "Non-GAAP Disclosures" section below.

Consolidated Statements of Income
(Dollars in thousands, except share data)
(unaudited)

	Three months ended
	March 31, 2023	December 31, 2022	March 31, 2022
Interest income:
Loan interest	$225,243	228,878	111,377
Investment interest	40,725	34,012	13,819
Total interest income	265,968	262,890	125,196
Interest expense on bonds and notes payable and bank deposits	199,449	181,790	48,079
Net interest income	66,519	81,100	77,117
Less provision (negative provision) for loan losses	34,275	27,801	(435)
Net interest income after provision for loan losses	32,244	53,299	77,552
Other income (expense):
Loan servicing and systems revenue	139,227	140,021	136,368
Education technology, services, and payment processing revenue	133,603	98,332	112,286
Solar construction revenue	8,651	15,186	—
Other, net	(14,071)	735	9,877
Gain (loss) on sale of loans, net	11,812	(2,713)	2,989
Impairment expense	—	(9,361)	—
Derivative market value adjustments and derivative settlements, net	(14,074)	13,424	142,925
Total other income (expense)	265,148	255,624	404,445
Cost of services:
Cost to provide education technology, services, and payment processing services	47,704	39,330	35,545
Cost to provide solar construction services	8,299	14,004	—
Total cost of services	56,003	53,334	35,545
Operating expenses:
Salaries and benefits	152,710	151,568	149,414
Depreciation and amortization	16,627	20,099	16,956
Other expenses	40,785	50,481	39,499
Total operating expenses	210,122	222,148	205,869
Income before income taxes	31,267	33,441	240,583
Income tax expense	(8,250)	(5,459)	(55,697)
Net income	23,017	27,982	184,886
Net loss attributable to noncontrolling interests	3,470	2,791	1,761
Net income attributable to Nelnet, Inc.	$26,487	30,773	186,647
Earnings per common share:
Net income attributable to Nelnet, Inc. shareholders - basic and diluted	$0.71	0.83	4.91
Weighted average common shares outstanding - basic and diluted	37,344,604	37,290,293	38,041,834

Condensed Consolidated Balance Sheets
(Dollars in thousands)
(unaudited)

	As of	As of	As of
	March 31, 2023	December 31, 2022	March 31, 2022
Assets:
Loans and accrued interest receivable, net	$14,561,108	15,243,889	17,621,576
Cash, cash equivalents, and investments	2,175,144	2,230,063	1,812,363
Restricted cash	710,469	1,239,470	1,014,881
Goodwill and intangible assets, net	237,690	240,403	191,636
Other assets	398,198	420,219	349,285
Total assets	$18,082,609	19,374,044	20,989,741
Liabilities:
Bonds and notes payable	$13,438,416	14,637,195	16,736,701
Bank deposits	675,767	691,322	484,047
Other liabilities	745,097	845,625	683,930
Total liabilities	14,859,280	16,174,142	17,904,678
Equity:
Total Nelnet, Inc. shareholders' equity	3,229,683	3,198,959	3,088,313
Noncontrolling interests	(6,354)	943	(3,250)
Total equity	3,223,329	3,199,902	3,085,063
Total liabilities and equity	$18,082,609	19,374,044	20,989,741
Contacts:
Media, Ben Kiser, 402.458.3024, or Investors, Phil Morgan, 402.458.3038, both of Nelnet, Inc.

Non-GAAP Disclosures
(Dollars in thousands, except share data)
(unaudited)
Non-GAAP financial measures disclosed by management are meant to provide additional information and insight relative to business trends to investors and, in certain cases, to present financial information as measured by rating agencies and other users of financial information. These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies. The company reports this non-GAAP information because the company believes that it provides additional information regarding operational and performance indicators that are closely assessed by management. There is no comprehensive, authoritative guidance for the presentation of such non-GAAP information, which is only meant to supplement GAAP results by providing additional information that management utilizes to assess performance.
Net income, excluding derivative market value adjustments

	Three months ended March 31,
	2023	2022
GAAP net income attributable to Nelnet, Inc.	$26,487	186,647
Realized and unrealized derivative market value adjustments (a)	37,411	(145,734)
Tax effect (b)	(8,979)	34,976
Non-GAAP net income attributable to Nelnet, Inc., excluding derivative market value adjustments	$54,919	75,889

Earnings per share:
GAAP net income attributable to Nelnet, Inc.	$0.71	4.91
Realized and unrealized derivative market value adjustments (a)	1.00	(3.83)
Tax effect (b)	(0.24)	0.91
Non-GAAP net income attributable to Nelnet, Inc., excluding derivative market value adjustments	$1.47	1.99

(a)    "Derivative market value adjustments" includes both the realized portion of gains and losses (corresponding to variation margin received or paid on derivative instruments that are settled daily at a central clearinghouse) and the unrealized portion of gains and losses that are caused by changes in fair values of derivatives which do not qualify for "hedge treatment" under GAAP. "Derivative market value adjustments" does not include "derivative settlements" that represent the cash paid or received during the current period to settle with derivative instrument counterparties the economic effect of the company's derivative instruments based on their contractual terms.
The accounting for derivatives requires that changes in the fair value of derivative instruments be recognized currently in earnings, with no fair value adjustment of the hedged item, unless specific hedge accounting criteria is met. Management has structured all of the company’s derivative transactions with the intent that each is economically effective; however, the company’s derivative instruments do not qualify for hedge accounting. As a result, the change in fair value of derivative instruments is reported in current period earnings with no consideration for the corresponding change in fair value of the hedged item. Under GAAP, the cumulative net realized and unrealized gain or loss caused by changes in fair values of derivatives in which the company plans to hold to maturity will equal zero over the life of the contract. However, the net realized and unrealized gain or loss during any given reporting period fluctuates significantly from period to period.
The company believes these point-in-time estimates of asset and liability values related to its derivative instruments that are subject to interest rate fluctuations are subject to volatility mostly due to timing and market factors beyond the control of management, and affect the period-to-period comparability of the results of operations. Accordingly, the company’s management utilizes operating results excluding these items for comparability purposes when making decisions regarding the company’s performance and in presentations with credit rating agencies, lenders, and investors.
(b)    The tax effects are calculated by multiplying the realized and unrealized derivative market value adjustments by the applicable statutory income tax rate.

Core loan spread
The following table analyzes the loan spread on AGM’s portfolio of loans, which represents the spread between the yield earned on loan assets and the costs of the liabilities and derivative instruments used to fund the assets. The spread amounts included in the following table are calculated by using the notional dollar values found in the "Net interest income, net of settlements on derivatives" table on the following page, divided by the average balance of loans or debt outstanding.

	Three months ended March 31,
	2023	2022
Variable loan yield, gross	7.12%	2.75%
Consolidation rebate fees	(0.81)	(0.85)
Discount accretion, net of premium and deferred origination costs amortization	0.05	0.03
Variable loan yield, net	6.36	1.93
Loan cost of funds - interest expense	(5.53)	(1.09)
Loan cost of funds - derivative settlements (a) (b)	0.03	0.01
Variable loan spread	0.86	0.85
Fixed rate floor income, gross	0.03	0.68
Fixed rate floor income - derivative settlements (a) (c)	0.68	(0.08)
Fixed rate floor income, net of settlements on derivatives	0.71	0.60
Core loan spread	1.57%	1.45%

Average balance of AGM's loans	$13,991,241	17,208,909
Average balance of AGM's debt outstanding	13,364,876	16,773,698
(a)    Derivative settlements represent the cash paid or received during the current period to settle with derivative instrument counterparties the economic effect of the company's derivative instruments based on their contractual terms. Derivative accounting requires that net settlements with respect to derivatives that do not qualify for "hedge treatment" under GAAP be recorded in a separate income statement line item below net interest income. The company maintains an overall risk management strategy that incorporates the use of derivative instruments to reduce the economic effect of interest rate volatility. As such, management believes derivative settlements for each applicable period should be evaluated with the company’s net interest income (loan spread) as presented in this table.
A reconciliation of core loan spread, which includes the impact of derivative settlements on loan spread, to loan spread without derivative settlements follows.

	Three months ended March 31,
	2023	2022
Core loan spread	1.57%	1.45%
Derivative settlements (1:3 basis swaps)	(0.03)	(0.01)
Derivative settlements (fixed rate floor income)	(0.68)	0.08
Loan spread	0.86%	1.52%
(b)    Derivative settlements consist of net settlements received related to the company’s 1:3 basis swaps.
(c)    Derivative settlements consist of net settlements received (paid) related to the company’s floor income interest rate swaps.

Net interest income, net of settlements on derivatives
The following table summarizes the components of "net interest income" and "derivative settlements, net" from the AGM segment statements of income.

	Three months ended March 31,
	2023	2022
Variable interest income, gross	$246,594	115,753
Consolidation rebate fees	(28,399)	(36,771)
Discount accretion, net of premium and deferred origination costs amortization	1,607	1,459
Variable interest income, net	219,802	80,441
Interest on bonds and notes payable	(182,063)	(45,209)
Derivative settlements (basis swaps), net (a)	859	396
Variable loan interest margin, net of settlements on derivatives (a)	38,598	35,628
Fixed rate floor income, gross	1,110	28,993
Derivative settlements (interest rate swaps), net (a)	22,478	(3,205)
Fixed rate floor income, net of settlements on derivatives (a)	23,588	25,788
Core loan interest income (a)	62,186	61,416
Investment interest	13,807	9,164
Intercompany interest	(7,135)	(794)
Net interest income (net of settlements on derivatives) (a)	$68,858	69,786
(a)    Core loan interest income and net interest income (net of settlements on derivatives) are non-GAAP financial measures. For an explanation of GAAP accounting for derivative settlements and the reasons why the company reports these non-GAAP measures, see footnote (a) to the table immediately under the caption "Core loan spread" above.
A reconciliation of net interest income (net of settlements on derivatives) to net interest income for the company's AGM segment follows.

	Three months ended March 31,
	2023	2022
Net interest income (net of settlements on derivatives)	$68,858	69,786
Derivative settlements (1:3 basis swaps)	(859)	(396)
Derivative settlements (fixed rate floor income)	(22,478)	3,205
Net interest income	$45,521	72,595